Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in Form S-1/A, Registration No. 333-266769, filed by Brain Scientific Inc., of our report dated March 31, 2022, except for Note 19, and for the retroactive effect of the 1-for-85 reverse stock split as described in Note 2 and Note 19, as to which the date is February 3, 2023, relating to the December 31, 2021 and 2020 consolidated financial statements of Brain Scientific Inc., and to the reference to us under the heading “Experts” in the Form S-1/A. The S-1/A includes prospective financial information that we have not compiled, reviewed, or audited, and we do not express an opinion or provide any assurance with respect to the prospective information.

Tampa, Florida

February 14, 2023